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                                                                    EXHIBIT 99.2

[ABAXIS LOGO]



Contact:       Clint Severson               RCG Capital Markets Group
               Chief Executive Officer      Retail: Joe Dorame
               ABAXIS, Inc.                 Institutional/Analysts: Joe Diaz
               510-675-6501                 Media: Jeff Stanlis
                                            480-675-0400


                                                           FOR IMMEDIATE RELEASE

               ABAXIS ANNOUNCES COMPLETION OF PREFERRED FINANCING

Union City, California -- May 2, 2002 -- ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today that it has completed a private financing that has raised a total of $7.3 million. The Company sold an aggregate of 7,370 shares of its Series E Preferred Stock at a per share price of $1,000 and on terms previously announced by the Company. Proceeds to the Company, net of a 7% cash fee to the Company's placement agents, totaled $6,854,100. The Company also issued to holders of the Series E Preferred Stock warrants to purchase an aggregate of 368,500 shares of the Company's Common Stock at a per share exercise price of $7.00. Accordingly, in March and April 2002, the Company recorded non-cash dividends related to the beneficial conversion feature contained in its Series E Preferred Stock. The Company also issued to one of its placement agents a warrant to purchase 113,385 shares of its Common Stock at a per share exercise price of $7.00 and separately issued to another of its placement agents 25,000 shares of common stock as compensation for its services.

"We are very pleased that we were able to raise additional capital under favorable terms in a challenging period within the equity markets," commented Clint Severson, Chairman, President and CEO of ABAXIS. "Our goal was to raise at least $6 million, and we are encouraged that we will now be able to broaden our medical market penetration, as well as continuing to compete in the veterinary market."

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called reagent discs, that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the ABAXIS' products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.


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